UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 28, 2006

Meade Instruments Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6001 Oak Canyon, Irvine, California		92618-5200
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949 451-1450

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2006, Meade Instruments Corp. (the "Company") and Steven L. Muellner, 56, executed an offer letter (the "Offer Letter") pursuant to which Mr. Muellner will serve as the Company’s President and Chief Executive Officer.

The following summary of the Offer Letter is qualified in its entirety by reference to the text of the Offer Letter, a copy of which is included herewith as Exhibit 10.72 to this report and is incorporated herein by reference.

Under the terms of the Offer Letter, Mr. Muellner will serve as the Company’s Chief Executive Officer and President effective as of May 8, 2006. Mr. Muellner will receive a base salary of $350,000 and will be eligible for a bonus of up to 50% of his base salary. The terms and conditions of this bonus will be subject to an agreement to be entered into between the Company and Mr. Muellner.

In accordance with the terms of the Offer Letter, Mr. Muellner will also receive an option to purchase up to 500,000 shares of the Company’s Common Stock at an exercise price equal to the closing market price of the Company’s common stock on May 8, 2006 (the "Plan Option"). The Plan Option will be issued as a non qualified stock option under, and be subject to, the terms of the Meade Instruments Corp.1997 Stock Incentive Plan (the "Plan"). In addition, subject to stockholder approval, Mr. Muellner will receive an option to purchase up to 200,000 shares of the Company’s Common Stock at an exercise price equal to the closing market price of the Company’s Common Stock on May 8, 2006 (the "Non Plan Option"). The Non Plan Option will be issued as a non qualified stock option outside of the Plan. The Plan Option and the Non Plan Option will become exercisable in 25% increments beginning on the first anniversary of the option date and on each subsequent anniversary until the options are exercisable in full.

In accordance with the terms of the Offer Letter, Mr. Muellner will be eligible to participate in the Meade Instruments Corp. Employee Stock Ownership Plan. Mr. Muellner will also be eligible to join Meade’s group medical, dental, life insurance, vision and long-term disability plans, subject to the terms and conditions of such plans. Mr. Muellner will also be entitled to three weeks paid vacation each twelve-month period with a maximum accrued vacation not to exceed six weeks. Mr. Muellner will be employed by the Company at will and his employment relationship may be terminated by either Mr. Muellner or the Company at will at any time, with or without notice, and with or without cause; provided, however, that in the event his employment is terminated without cause, he will be entitled to receive a lump-sum payment equal to 50% of his annualized base salary, which will increase to a lump-sum payment equal to 100% of his annualized base salary in the event he is terminated without cause after one year of service. In the event of a change in the control of the Company, if Mr. Muellner’s employment is subsequently terminated in connection with such change in control, he will be eligible to receive a lump-sum payment equal to that set forth above, pursuant to such terms.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 4, 2006, the Company issued the press release attached as Exhibit 99.1 to this report and hereby incorporated by reference, announcing the hiring of Steven L. Muellner as the Company’s new Chief Executive Officer and President and the appointment of Mr. Muellner to the Company’s Board of Directors.

From 1998 to December 2004, Mr. Muellner served as president of Variflex, Inc., a distributor of action sports and lifestyle consumer products. From 1996 to 1998, Mr. Muellner served as president and Co-CEO of Applause, Inc., a manufacturer and designer of children’s toys and licensed merchandise. From 1995 to 1996, Mr. Muellner served as executive vice president of sales and marketing at Caradon Doors and Windows, a leading provider of custom doors and windows. From 1987 to 1994, Mr. Muellner served in various capacities, including, president, vice president of sales and marketing and vice president of marketing at Louverdrape, Inc., a distributor of window coverings, and from 1983 to 1987, Mr. Muellner served as product manager at Frito-Lay, Inc. Since December 2004, Mr. Muellner has been a private investor.

Mr. Muellner was appointed by the Company’s Board of Directors as a Class I director to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2008, or until his successor has been duly elected and qualified.

For a description of the material terms of Mr. Muellner’s employment, see the summary of the material terms of the Offer Letter included in Item 1.01 of this report and the copy of the Offer Letter included herewith as Exhibit 10.72 to this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meade Instruments Corp.

May 4, 2006	By:	Mark D. Peterson

Name: Mark D. Peterson
Title: Senior Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.72	Offer Letter, executed on April 28, 2006, by and between Meade Instruments Corp. and Steven L. Muellner
99.1	Press release dated May 4, 2006